SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                            FORM 8-K/A (4)
                            CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                                 1934.

  Date of report (Date of earliest event reported) December 28, 1995

                    Commission File Number 1-16914

                       THE E.W. SCRIPPS COMPANY
        (Exact name of registrant as specified in its charter)




   Delaware                                         51-0304972
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                 Identification Number)

1105 N. Market Street
Wilmington, Delaware                                     19801
(Address of principal executive offices)               (Zip Code)

  Registrant's telephone number, including area code:  (302) 478-4141

                               Not Applicable
 (Former name, former address and former fiscal year, if changed since last report.)

                  INDEX TO THE E. W. SCRIPPS COMPANY

    AMENDMENT TO CURRENT REPORT ON FORM 8-K DATED DECEMBER 28, 1995

This fourth amendment to The E.W. Scripps Company Current Report on Form 8-K filed on December 29, 1995 provides quarterly financial information for Scripps Cable for the period ended March 31, 1996 under Item 7. Financial Statements and Exhibits.


Item No.                                                       Page

  7       Financial Statements and Exhibits

          (A)  Index to Financial Statements and
               Financial Information                         F - 1

          (B) Index to Pro Forma Financial Information       P - 1



 .


                              SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           THE E.W. SCRIPPS COMPANY




Dated :  May 15, 1996                      By:    /s/ D. J. Castellini

                                                  D. J. Castellini
                                                  Senior Vice President,
                                                  Finance & Administration

                             SCRIPPS CABLE

        Index to Financial Statements and Financial Information

Item No.                                                       Page

  1.   Combined Balance Sheets                                  F-2

  2.   Combined Statements of Income and Retained Earnings      F-4

  3.   Combined Statements of Cash Flows                        F-5

  4.   Notes to Combined Financial Statements                   F-6

  5.  Management's Discussion and Analysis of Financial
      Condition and Results of Operations of Scripps Cable      F-8

SCRIPPS CABLE
COMBINED BALANCE SHEETS
( in thousands )                                                                                      As of
                                                                                   March 31,      December 31,      March 31,
                                                                                     1996              1995            1995
                                                                                  (Unaudited)                      (Unaudited)

ASSETS
CURRENT ASSETS :
Cash and cash equivalents                                                       $       1,943    $       3,085   $         910
Accounts receivable (less allowances - $1,251, $1,288, and $1,270)                     12,147           12,107           9,894
Inventories                                                                            10,641           12,822          11,472
Deferred income taxes                                                                   5,421            5,421           5,421
Miscellaneous                                                                           3,316              446           3,164
Total current assets                                                                   33,468           33,881          30,861

PROPERTY, PLANT, AND EQUIPMENT :
Land and improvements                                                                   3,788            3,691           3,695
Buildings and improvements                                                              9,613            9,529           9,449
Equipment                                                                             608,431          587,052         556,141
Total property, plant, and equipment                                                  621,832          600,272         569,285
Less accumulated depreciation                                                         314,253          305,715         277,851
Net property, plant, and equipment                                                    307,579          294,557         291,434

GOODWILL AND OTHER INTANGIBLE ASSETS :
Goodwill                                                                               41,061           40,965          40,755
Non-competition agreements                                                              5,800            5,800           5,800
Franchise costs                                                                       208,424          158,541         159,542
Customer lists                                                                          1,719            1,719           1,719
Other intangible assets                                                                 7,098            7,100           7,053
Total goodwill and other intangible assets                                            264,102          214,125         214,869
Less accumulated amortization                                                         122,008          120,629         115,690
Net goodwill and other intangible assets                                              142,094           93,496          99,179

OTHER ASSETS                                                                              642              639           1,005

TOTAL ASSETS                                                                    $     483,783    $     422,573   $     422,479


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED BALANCE SHEETS
( in thousands )                                                                                      As of
                                                                                   March 31,      December 31,      March 31,
                                                                                     1996              1995            1995
                                                                                  (Unaudited)                      (Unaudited)

LIABILITIES AND STOCKHOLDER'S DEFICIENCY
CURRENT LIABILITIES :
Accounts payable                                                                $       7,712    $      12,244   $      11,544
Customer deposits and unearned revenue                                                  2,587            2,475           2,936
Accrued liabilities :
   Employee compensation and benefits                                                     973            1,174           1,111
   Copyright and programming costs                                                      7,778            7,164           7,048
   Lawsuits and related settlements                                                     3,285            3,784           6,100
   Property taxes                                                                       1,339            1,038           2,679
   Interest on advances from parent company                                             1,599            1,599           1,718
   Income taxes                                                                           (5)             (22)            (34)
   Miscellaneous                                                                        6,354            5,818           5,309
Total current liabilities                                                              31,622           35,274          38,411

DEFERRED INCOME TAXES                                                                  79,525           80,193          79,805

ADVANCES FROM PARENT COMPANY                                                          374,569          312,737         321,967

OTHER LONG-TERM OBLIGATIONS                                                             8,725            9,325          11,073

COMMITTMENTS AND CONTINGENCIES (Note 3)

STOCKHOLDER'S DEFICIENCY :
Capital stock                                                                           1,801            1,801           1,801
Additional paid-in capital                                                             35,144           35,144          35,144
Retained earnings (deficit)                                                          (47,603)         (51,901)        (65,722)
Total stockholder's deficiency                                                       (10,658)         (14,956)        (28,777)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIENCY                                  $     483,783    $     422,573   $     422,479


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
( in thousands )                                                                                              (Unaudited)
                                                                                                          Three months ended
                                                                                                               March 31,
                                                                                                        1996            1995

OPERATING REVENUES                                                                                $      76,250   $      66,995

OPERATING EXPENSES :
Employee compensation and benefits                                                                       11,238          11,002
Cable television programming costs                                                                       21,218          17,692
Other operating expenses                                                                                 12,348          11,114
Depreciation and amortization                                                                            15,511          13,723
Total operating expenses                                                                                 60,315          53,531

OPERATING INCOME                                                                                         15,935          13,464

OTHER CREDITS (CHARGES) :
Interest on advances from parent company                                                                (8,698)         (8,663)
Other interest expense                                                                                                    (134)
Miscellaneous, net                                                                                         (28)             845
Net other credits (charges)                                                                             (8,726)         (7,952)

INCOME BEFORE INCOME TAXES                                                                                7,209           5,512

PROVISION FOR INCOME TAXES                                                                                2,911           1,643

NET INCOME                                                                                                4,298           3,869

RETAINED EARNINGS (DEFICIT) :
Beginning of year                                                                                      (51,901)        (69,591)

End of period                                                                                     $    (47,603)   $    (65,722)


See notes to combined financial statements.

SCRIPPS CABLE
COMBINED STATEMENTS OF CASH FLOWS
( in thousands )                                                                                             (Unaudited)
                                                                                                         Three months ended
                                                                                                               March 31,
                                                                                                        1996            1995

Cash Flows From Operating Activities:
Net income                                                                                        $       4,298   $       3,869
Adjustments to reconcile net income
     to net cash flows from operating activities:
     Depreciation and amortization                                                                       15,511          13,723
     Deferred income taxes                                                                                (668)           (837)
     Prepaid franchise fees                                                                                (38)             646
     Changes in certain working capital accounts                                                        (4,334)           5,881
     Miscellaneous, net                                                                                   (688)           (820)
Net operating activities                                                                                 14,081          22,462

Cash Flows From Investing Activities:
Additions to property, plant, and equipment                                                            (14,994)         (7,693)
Acquistion of cable television systems                                                                 (62,152)           (132)
Miscellaneous, net                                                                                          715           (569)
Net investing activities                                                                               (76,431)         (8,394)

Cash Flows From Financing Activities:
Increases in advances from parent company                                                                62,449        (13,453)
Payments on advances from parent company                                                                  (616)           (558)
Miscellaneous, net                                                                                        (625)         (1,250)
Net financing activities                                                                                 61,208        (15,261)

Increase (Decrease) in Cash and Cash Equivalents                                                        (1,142)         (1,193)

Cash and Cash Equivalents:
Beginning of year                                                                                         3,085           2,103

End of period                                                                                     $       1,943   $         910

Supplemental Cash Flow Disclosures:
Interest paid                                                                                     $       8,697   $       8,697
Income taxes paid                                                                                         3,537           6,883



See notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The combined financial statements of Scripps Cable include EWS Cable Company ("EWSCC") - 100 shares of no-par capital stock authorized, 50 shares issued and outstanding; L-R Cable Company ("LRCC") - 100 shares of no-par capital stock authorized, 50 shares issued and outstanding; Scripps Howard Cable Company ("SHCC") - 100 shares of no-par capital stock authorized, 80 shares issued and outstanding; Scripps Howard Cable Company of Sacramento ("SHCCS") - 2,000 shares of no-par capital stock authorized, 100 shares issued and outstanding, and cable television operations owned and operated by Scripps Howard Broadcasting Company ("SHB").

EWSCC and LRCC are wholly-owned subsidiaries of Scripps Howard, Inc. ("SHI"), which is a wholly-owned subsidiary of The E.W. Scripps Company ("Scripps"). SHCC and SHCCS are wholly-owned subsidiary companies of SHB. Prior to 1993 SHB was 86%-owned by SHI. SHI acquired 5.7% of the outstanding shares of SHB in 1993 and Scripps acquired the remaining minority interest in SHB in 1994.

The historical basis in assets and liabilities of the cable television systems has been carried over. The historical combined financial statements do not necessarily reflect the results of operations or financial position that would have existed if Scripps Cable were an independent company. SHI provides certain legal, treasury, accounting, tax, risk management and other corporate services to Scripps Cable.

On October 28, 1995 Scripps and Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to SHI and SHI's cable television systems subsidiaries ("Scripps Cable") will be transferred to and held directly by Scripps. Scripps Cable will then be acquired by Comcast through a tax-free merger (the "Merger") with Scripps.

The closing date of the Transactions is expected to be in the third quarter of 1996, subject to regulatory approvals and certain other conditions. Controlling shareholders in Scripps and Comcast have agreed to vote in favor of the Merger, and as a result completion of the Transactions is assured so long as such conditions are satisfied and such regulatory approvals (including approval of the Spin-Off as a tax-free transaction by the Internal Revenue Service and approval of the Merger by the Federal Communications Commission and certain franchise authorities) are received. While there can be no assurances regarding such approvals, management believes all such approvals will be obtained.

The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the combined financial statements for the year ended December 31, 1995 included in the third amendment to The E.W. Scripps Company's Current Report on Form 8-K dated December 28, 1995. Financial information as of December 31, 1995 included in these financial statements has been derived from the audited combined financial statements included in that report. In management's opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

Certain liabilities included in these combined financial statements (primarily income taxes payable, accruals for lawsuits and related settlements, and amounts due Scripps) will not be assumed by Comcast. At March 31, 1996 those liabilities totaled approximately
$386,600,000.

2.   ACQUISITIONS AND DIVESTITURES

Acquisitions

1996 - In 1995 SHB reached an agreement to acquire cable television systems adjacent to the Knoxville and Chattanooga systems for $62,500,000 (the "Mid-Tenn Purchase"). The acquisitions were completed in January 1996.

1995 - SHCC acquired a cable television system.

The following table presents additional information about the acquisitions:


( in thousands )                                                                                          Three months ended
                                                                                                                March 31,
                                                                                                        1996            1995

Goodwill and other intangible assets acquired                                                     $      50,619   $          85
Other assets acquired                                                                                    11,771              47

Total                                                                                                    62,390             132
Liabilities assumed                                                                                       (238)

Cash paid                                                                                         $      62,152   $         132


The acquisitions have been accounted for as purchases. The acquired operations have been included in the Combined Statements of Income from the dates of acquisition. Pro forma results are not presented because the combined results of operations would not be significantly different from the reported amounts.



3.   COMMITMENTS AND CONTINGENCIES

In 1994 Scripps Cable accrued an estimate of the ultimate costs, including attorneys' fees and settlements, of certain lawsuits against the Sacramento cable television system related primarily to employment issues and to the timing and amount of late-payment fees assessed to subscribers. In May 1996 Scripps Cable agreed to settle the late-payment fee lawsuits. There was no additional charge resulting from the settlement. Management believes the possibility of incurring a loss greater than the amount accrued for the employment issues lawsuits is remote. Amounts accrued, less payments for settlements and attorney fees, are included in accrued lawsuits and related settlements in the accompanying Combined Balance Sheets. Pursuant to the terms of the Merger New Scripps will indemnify Comcast against losses related to these lawsuits.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                RESULTS OF OPERATIONS OF SCRIPPS CABLE

Scripps Cable's revenues are primarily earned from subscriber fees for basic, cable programming and premium television services (including pay-per-view programming), and the rental of converters and remote control devices. Historically Scripps Cable's revenue growth has been primarily achieved through internal subscriber growth, additional services offered subscribers, acquisitions, and increases in rates for services provided to cable television subscribers. Regulations adopted by the Federal Communications Commission ("FCC") pursuant to the 1992 Cable Act have affected Scripps Cable's ability to increase rates for certain subscriber services or to restructure its rates for certain services. The Telecommunications Act of 1996 provides some significant relief from the burdens of rate regulation by, among other things, expanding the flexibility of operators to set differing rates for providing services to multiple dwelling units and by modifying the threshold for the filing of a complaint that would trigger review of new non-basic cable programming rates. Most importantly, the new law sets a maximum threshold of three years for the elimination of all rate regulation of non-basic cable programming services.

RESULTS OF OPERATIONS

Earnings before interest, income taxes, corporate management fees, depreciation, and amortization ("EBITDA") is included in the discussion of results of operations because:
  Changes in depreciation and amortization are often unrelated to current performance. Management believes the year-over-year change in EBITDA is a more useful measure of year-over-year performance than the change in operating income because, combined with information on capital spending plans, it is a more reliable indicator of results that may be expected in future periods. However, management's belief that EBITDA is a more useful measure of year-over-year performance is not shared by the accounting profession.

  Financial analysts use EBITDA to value cable television businesses.

  Acquisitions of cable television businesses are based on multiples of EBITDA.

EBITDA should not, however, be construed as an alternative measure of the amount of Scripps Cable's income or cash flow from operating activities as EBITDA excludes significant costs of doing business.

Combined results of operations are as follows:

( in thousands, except per subscriber information )                                                       Year-to-Date
                                                                                                     1996    Change       1995

Operating revenues:
     Basic and cable programming services                                                        $   51,164  14.6 %   $   44,629
     Premium and pay-per-view services                                                               14,397  15.8 %       12,435
     Other monthly services                                                                           4,101  (8.3)%        4,473
     Advertising                                                                                      3,200  23.9 %        2,582
     Installation and miscellaneous                                                                   3,388  17.8 %        2,876

Total operating revenues                                                                             76,250  13.8 %       66,995

Operating expenses:
     Employee compensation and benefits                                                              11,238   2.1 %       11,002
     Program costs                                                                                   21,218  19.9 %       17,692
     Other                                                                                           12,348  11.1 %       11,114
     Depreciation and amortization                                                                   15,511  13.0 %       13,723

Total operating expenses                                                                             60,315  12.7 %       53,531

Operating income                                                                                     15,935  18.4 %       13,464
Interest expense                                                                                    (8,698)              (8,797)
Miscellaneous, net                                                                                     (28)                  845
Income taxes                                                                                        (2,911)              (1,643)

Net income                                                                                       $    4,298           $    3,869


Other Financial and Statistical Data

EBITDA                                                                                           $   31,446  15.7 %   $   27,187

Percent of operating revenues:
    Operating income                                                                                 20.9 %               20.1 %
    EBITDA                                                                                           41.2 %               40.6 %

Capital expenditures                                                                             $   14,994  94.9 %   $    7,693

Average number of basic subscribers                                                                   794.4   6.5 %        746.1

Average monthly revenue per
     monthly subscriber                                                                              $31.99   6.9 %       $29.93

Program costs as a percent of
     basic and premium revenue                                                                       32.36%               31.00%

Homes passed at end of period                                                                       1,245.7   5.9 %      1,176.1

Basic subscribers at end of period                                                                    806.5   7.2 %        752.1

Penetration at end of period                                                                         64.75%               63.95%

In January Scripps Cable acquired cable television systems adjacent to the Knoxville and Chattanooga systems for $62,500,000 (the "Mid-Tenn Purchase"). The acquired cable systems increased operating revenues 4%. The remaining increase in operating revenues is primarily due to higher average monthly revenue per subscriber.

Program costs have increased due to the growth in the number of subscribers, additional programming offered subscribers, and increased costs to produce or purchase programming. Other operating expenses and depreciation and amortization increased primarily due to the Mid-Tenn Purchase. The acquired cable systems increased EBITDA 6%.


LIQUIDITY AND CAPITAL RESOURCES

Cash flow from operating activities was $14.1 million in 1996, and $22.5 million in 1995. Cash flow from operating activities in 1995 included an $11.3 million refund of disputed Sacramento property taxes, including interest.

Scripps Cable invests heavily in its cable plant, continually replacing and modernizing its technology by rebuilding and upgrading its systems with fiber optic cable. Capital expenditures in the first quarter of 1995 increased primarily due to the rebuild of the Sacramento system. Acquisitions of cable television systems and capital expenditures are financed through cash flow from operating activities and, if necessary, additional advances from Scripps. Advances from Scripps increased in 1996 due to the Mid-Tenn Purchase.

                       THE E.W. SCRIPPS COMPANY

               Index to Pro Forma Financial Information


Item No.                                                       Page

(B)  1.  Pro Forma Balance Sheet as of March 31, 1996.         P - 2

     2.  Pro Forma Statements of Income for the Three
         Months Ended March 31, 1996.                          P - 3

     3.  Notes to Pro Forma Financial Information.             P - 4

THE E.W. SCRIPPS COMPANY
PRO FORMA BALANCE SHEET
AS OF MARCH 31, 1996
( in thousands )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS          CABLE       ADJUSTMENTS             AMOUNTS
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                              $       12,871                 $     (8,000)  (A)    $       4,871
     Accounts and notes receivable                                 148,468                                             148,468
     Program rights and production costs                            51,911                                              51,911
     Inventories                                                    12,941                                              12,941
     Deferred income taxes                                          22,608                                              22,608
     Miscellaneous                                                  17,630                                              17,630
     Total current assets                                          266,429                       (8,000)               258,429

NET ASSETS OF DISCONTINUED CABLE OPERATIONS                        372,784   $   372,784

INVESTMENTS                                                         55,069                                              55,069

PROPERTY, PLANT, AND EQUIPMENT                                     428,885                                             428,885

GOODWILL AND OTHER INTANGIBLE ASSETS                               490,692                                             490,692

OTHER ASSETS:
     Program rights and production costs (less current portion)     23,379                                              23,379
     Miscellaneous                                                  15,360                                              15,360
     Total other assets                                             38,739                                              38,739

TOTAL ASSETS                                                $    1,652,598   $   372,784   $     (8,000)         $   1,271,814

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current portion of long-term debt                       $       34,741                                       $      34,741
    Accounts payable                                                62,537                                              62,537
    Customer deposits and unearned revenue                          23,799                                              23,799
    Accrued liabilities:
        Employee compensation and benefits                          27,137                                              27,137
        Artist and author royalties                                  8,734                                               8,734
        Interest                                                     1,030                                               1,030
        Income taxes                                                 7,301                                               7,301
        Lawsuits and related settlements                             7,867                                               7,867
        Miscellaneous                                               35,840                                              35,840
    Total current liabilities                                      208,986                                             208,986

DEFERRED INCOME TAXES                                               84,057                                              84,057

LONG-TERM DEBT (LESS CURRENT PORTION)                               31,824                                              31,824

OTHER LONG-TERM OBLIGATIONS AND MINORITY INTERESTS                 110,268                                             110,268

STOCKHOLDERS' EQUITY                                             1,217,463   $   372,784   $     (8,000)  (A)          836,679

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $    1,652,598   $   372,784   $     (8,000)         $   1,271,814

THE E.W. SCRIPPS COMPANY
PRO FORMA STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 1996
( in thousands, except per share data )
                                                                REPORTED        SCRIPPS       PRO FORMA             PRO FORMA
                                                                AMOUNTS          CABLE       ADJUSTMENTS             AMOUNTS

OPERATING REVENUES:
    Advertising                                             $      114,002                                       $     114,002
    Circulation                                                     33,564                                              33,564
    Other newspaper revenue                                         11,277                                              11,277
    Total newspapers                                               158,843                                             158,843
    Broadcast television                                            70,721                                              70,721
    Entertainment                                                   24,681                                              24,681
    Total operating revenues                                       254,245                                             254,245

OPERATING EXPENSES:
    Employee compensation and benefits                              86,883                                              86,883
    Newsprint and ink                                               34,169                                              34,169
    Program rights and production costs                             16,576                                              16,576
    Other operating expenses                                        61,622                                              61,622
    Depreciation                                                    12,438                                              12,438
    Amortization of intangible assets                                5,081                                               5,081
    Total operating expenses                                       216,769                                             216,769

OPERATING INCOME                                                    37,476                                              37,476

OTHER CREDITS (CHARGES):
    Interest expense                                               (1,413)                                             (1,413)
    Miscellaneous, net                                               (382)                                               (382)
    Net other credits (charges)                                    (1,795)                                             (1,795)

INCOME BEFORE TAXES AND MINORITY INTERESTS                          35,681                                              35,681

PROVISION FOR INCOME TAXES                                          15,274                                              15,274

INCOME BEFORE MINORITY INTERESTS                                    20,407                                              20,407

MINORITY INTERESTS                                                     687                                                 687

INCOME FROM CONTINUING OPERATIONS                                   19,720                                              19,720
INCOME FROM DISCONTINUED OPERATIONS                                  9,595   $     9,595

NET INCOME                                                  $       29,315   $     9,595                         $      19,720


AVERAGE WEIGHTED SHARES                                             80,204        80,204                                80,204

PER SHARE OF COMMON STOCK:
     Income from continuing operations                                $.25                                                $.25
     Income from discontinued operations                               .12          $.12
     Net income                                                       $.37          $.12                                  $.25

                       THE E.W. SCRIPPS COMPANY

               NOTES TO PRO FORMA FINANCIAL INFORMATION

On October 28, 1995 The E.W. Scripps Company ("Scripps") and Comcast Corporation ("Comcast") reached an agreement pursuant to which Scripps will contribute all of its non-cable television assets to Scripps Howard, Inc. ("SHI" - a wholly-owned subsidiary of Scripps and the direct or indirect parent of all of Scripps' operations) and SHI's cable television system subsidiaries ("Scripps Cable") will be transferred to and held directly by Scripps. Scripps Cable will be acquired by Comcast through a tax-free merger (the "Merger") with Scripps. The remaining SHI business will continue as "New Scripps", which will be distributed in a tax-free "spin-off" to Scripps shareholders (the "Spin-Off") prior to the Merger and thereafter renamed The E.W. Scripps Company. The Merger and Spin-off are collectively referred to as the "Transactions." The accompanying unaudited pro forma balance sheet and statements of income of Scripps assume completion of the Transactions.

The pro forma balance sheet as of March 31, 1996 assumes the Transactions occurred as of that date. The pro forma statements of income assume the Transactions were completed at the beginning of the period. Pro forma adjustments represent fees on the Transactions. Earnings per share is based on the weighted average shares outstanding for the period.

The pro forma financial information is not necessarily indicative of the results which actually would have occurred had the Transactions been completed as of the dates indicated or which may occur in the future.

Explanation of specific pro forma adjustments are as follows:

 (A) Effect of estimated expenses of $8.0 million on Stockholders' Equity.